Exhibit 21.1

All entities were formed in Delaware, unless otherwise noted, and all entities do business under the name listed.

ENTITIES

CCT Dublin Funding Designated Activity Company

CCT Funding LLC

CCT Holdings LLC

CCT SE I LLC

CCT SE II LLC

CCT SE III LLC

CCT Tokyo Funding LLC

FCF LLC

Halifax Funding LLC

Paris Funding LLC